Exhibit 10.28

2010 and 2011 Executive Officer Compensation Arrangements

Executive Officer	2010 Base Salary Rate	2010 Target Bonus as % of Annual Base Salary Rate	2011 Base Salary Rate	2011 Target Bonus as % of Annual Base Salary Rate
Peter C. Brandt (1)	$—	—	$305,000	—
Interim President and Chief Executive Officer

Patrick D. Spangler (2)	$300,000	60	$300,000	60
Chief Financial Officer

Matthew A. Kaminer (3)	$—	—	$250,000	40
General Counsel and Secretary

David B. Burlington (4)	$270,000	60	$270,000	60
Chief Operations Officer

Heather A. Gervais (5)(6)	$175,000	20	$240,000	40
Senior Vice President, Commercial Operations

Rosemary A. Crane (7)	$350,000	70	$380,000	75
Former President and Chief Executive Officer

Joseph B. Kleine (8)	$280,000	70	$280,000	70
Former Chief Commercial Officer

(1)	Mr. Brandt joined the Company on November 16, 2011.
(2)	Mr. Spangler joined the Company on October 4, 2010.
(3)	Mr. Kaminer joined the Company on June 27, 2011.
(4)	Mr. Burlington joined the Company on November 11, 2010.
(5)	Ms. Gervais joined the Company as Vice President of Client Services on September 7, 2010.
(6)	Ms. Gervais became Senior Vice President, Commercial Operations on November 9, 2011, and her base salary rate, as of that date, was increased to $240,000.
(7)	Ms. Crane resigned as President and Chief Executive Officer effective November 16, 2011. In connection with her resignation, Ms. Crane and the Company entered into a separation agreement.
(8)	Mr. Kleine resigned as Chief Commercial Officer effective November 7, 2011. In connection with his resignation, Mr. Kleine and the Company entered into a separation agreement.